Exhibit 99.1

Ares Commercial Real Estate Expands Credit Capacity to $309 Million

New $50 Million Secured Funding Facility Closed With Capital One Bank

Wells Fargo and Citibank Facilities Increased As a Result of IPO

CHICAGO, IL —May 24, 2012 —Ares Commercial Real Estate Corporation (NYSE: ACRE) announced today that it has expanded its total revolving funding facility capacity to $309 million through a new $50 million secured funding facility with Capital One Bank and increases in its existing Wells Fargo and Citibank facilities based on the completion of its initial public offering. Ares Commercial Real Estate Corporation believes these facilities enhance its ability to meet the flexible financing needs of middle market commercial real estate owners and operators.

In connection with the Company’s initial public offering, the Wells Fargo facility was increased from $75 million to $172.5 million and the Citibank facility was increased from $50 million to $86.2 million.  Combining its revolving funding facility capacity with the net proceeds from sales of its common stock, Ares Commercial Real Estate has raised more than $450 million of capital, net of restricted cash, to make middle market commercial real estate loans, with approximately $99 million committed or funded to date.

“We are very pleased to have increased the facilities with Wells Fargo and Citibank and to establish a new lending relationship with Capital One Bank,” commented John Bartling, Chief Executive Officer of Ares Commercial Real Estate.  “These financial commitments expand our borrowing capacity and our funding sources, allowing us to execute on the attractive growth opportunity for our direct lending business in the commercial real estate market.”

About Ares Commercial Real Estate Corporation

Ares Commercial Real Estate Corporation is a specialty finance company that originates, invests in and manages middle market commercial real estate loans and other commercial real estate investments. Through its national direct origination platform, Ares Commercial Real Estate provides flexible financing solutions for middle market borrowers. Ares Commercial Real Estate intends to elect to be taxed as a real estate investment trust and is externally managed by an affiliate of Ares Management LLC, a global alternative asset manager that had approximately $52 billion in committed capital under management as of April 30, 2012.  For more information, please visit our website at arescre.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission.  Ares Commercial Real Estate undertakes no duty to update any forward-looking statements made herein.

Contact:

Ares Commercial Real Estate Corporation
Carl Drake

(404) 814-5204, cdrake@aresmgmt.com